Exhibit 10.8

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made as of May 23, 2022, by and between Gregg Zahn (“Employee”) and First Trinity Financial Corporation (the “Company”) (each a “Party,” and collectively the “Parties”).

WHEREAS, Employee and the Company previously entered into that certain Employment Agreement, which was amended and restated most recently effective August 10, 2017 (the “Employment Agreement”);

WHEREAS, the Parties desire to amend the Employment Agreement pursuant to the terms of this Amendment effective as of the date hereof; and

WHEREAS, Section 13(a) of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written instrument approved by the Board and signed by the Parties.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree that the Employment Agreement shall be amended as follows:

1.           Defined Terms: Any capitalized terms used but not otherwise defined herein shall be defined as set forth in the Employment Agreement.

2.           Amended Sections & Provisions:

2.1         Subsections (b)(i) and (ii)(1)-(2) of Section 7 are hereby deleted in their entirety and replaced with the following new Section (b) as follows:

“(b)        CONSEQUENCES OF TERMINATION BY THE COMPANY FOR ANY REASON OTHER THAN FOR CAUSE.

If the Employee’s employment is terminated by the Company prior to the Termination Date for any reason other than for Cause or if the Employee terminates his employment for Good Reason prior to the Termination Date, then, subject to Section 7(d) hereof, this Agreement terminates immediately, and the Company will pay to the Employee: (i) (A) all accrued vacation amounts and unreimbursed business expenses, plus (B) an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus (C) any accrued bonus to which the Employee may have been entitled on the last day of employment but had not yet been paid to him, in full satisfaction of all of its compensation obligations under this Agreement (base salary and bonus), all within thirty (30) days following such termination of employment; and (ii) any asset growth bonus and/or net profit bonus which is earned following the Employee’s termination of employment and during the calendar quarter in which the Employee’s employment terminates.

In addition, for a period of three (3) years following the Employee’s termination of employment:

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The Employee shall be treated as if he had continued to be an employee for all purposes under the Company’s health and medical plans, or if the Employee is prohibited from participating in such plan, the Company shall, at its sole cost and expense, provide health and dental insurance coverage for Employee which is equivalent to the coverage provided to Employee as of the Employee’s termination of employment. Such benefits shall not have any waiting period for coverage and shall provide coverage for any pre-existing condition. Following this continuation period, the Employee shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA treating the end of this period as a termination of the Employee’s employment to the extent permitted by law; and

●

the Company shall maintain in force and at its expense, all life insurance being provided or required to be provided to the Employee by the Company as of the Employee’s termination of employment and shall thereafter enable Employee to assume such life insurance at the Employee’s expense.

Except as otherwise provided in this Section 7(b), the Employee’s benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that the Employer shall have no obligation to make any payments toward the Employee’s benefits under such Benefit Plan(s) from and after termination, other than as required by applicable law.”

2.2         Section 7(b)(ii)(3) (“CONSEQUENCES OF TERMINATION FOR CAUSE BY THE COMPANY OR BY EMPLOYEE OTHER THAN FOR GOOD REASON, DEATH OR DISABILITY”) is hereby renumbered as Section 7(c).

2.3         A new Section 8A is hereby added immediately before Section 8 to read as follows:

“8A.      Change in Control Payment.

In the event the Company undergoes a Change in Control, and so long as Employee is employed with the Company immediately before the Change in Control, Employee will receive a payment (the “Change in Control Payment”), subject to applicable withholdings and deductions, equal to the greater of (a) 2.99 times the average of Employee’s W-2 compensation (as reported in box 1) for the three completed years that immediately precede the Change in Control; and (b) three million nine hundred fifty thousand dollars ($3,950,000). The Change in Control Payment will be paid to Employee no later than sixty (60) days after the effective date of the Change in Control.”

3.        Continuing Force and Effect: The Employment Agreement shall remain unchanged and in full force and effect, except as specifically set forth above. On and after the date of this Amendment, each reference in the Employment Agreement to the “Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Employment Agreement shall mean and be a reference to the Employment Agreement as amended by this Amendment. The Employment Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

4.        Entire Agreement: The Employment Agreement, as modified by this Amendment, represents the entire agreement between Employee and the Company with respect to the matters set forth herein. Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of the Employment Agreement, as modified by this Amendment, are of no further force or effect.

5.        Counterparts: This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

6.        Recitals: The recitals set forth above are expressly incorporated into and deemed a part of this Amendment and the Employment Agreement.

7.        Governing Law; Venue: Any dispute or controversy between the Parties relating to or arising out of this Amendment shall be governed and construed in accordance with the laws of the State of Oklahoma, without regard to its conflict of laws rules.

8.        Severability. The Severability provision of the Employment Agreement is expressly incorporated herein by reference and shall apply as if set forth directly herein.

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The Parties hereto have caused this Amendment to be executed effective as of the date first written above.

First Trinity Financial Corporation By: /s/ George E. Peintner Chairman, Compensation Committee of the Board of Directors Date: May 23, 2022	By: /s/ Gregg E. Zahn Employee, Gregg E. Zahn Date: May 23, 2022

Signature page to Amendment to Employment Agreement